Exhibit 10.1

SKILLZ 2020 OMNIBUS INCENTIVE PLAN
CEO EQUITY AWARD AGREEMENT

THIS CEO EQUITY AWARD AGREEMENT (this “Agreement”) is made effective as of November 23, 2023 (the “Grant Date”) by and between Skillz Inc., a Delaware corporation (the “Company”), and Andrew Paradise (the “Participant”), pursuant to the Skillz Inc. 2020 Omnibus Incentive Plan, as in effect and as amended from time to time (the “Omnibus Plan”). Capitalized terms that are not defined herein shall have the meanings given to such terms in the Omnibus Plan.

WHEREAS, the Company has adopted the Omnibus Plan in order to grant Awards from time to time to certain key Employees, Directors and Consultants of the Company and its Subsidiaries or Affiliates; and

WHEREAS, the Participant is an Eligible Recipient as contemplated by the Omnibus Plan, and the Administrator has determined that it is in the interest of the Company to make this grant to the Participant.

NOW, THEREFORE, in consideration of the premises and subject to the terms and conditions set forth herein and in the Omnibus Plan, the parties hereto agree as follows:

1.Grant of Stock Units.

    As of January 1, 2023 (the “Grant Date”), the Participant will be credited with (i) the number of Restricted Stock Units equal to $25,875,000 divided by the 90-calendar day volume-weighted average price for the Company’s Class A Common Stock as of December 31, 2022 (the “90-day VWAP”) and (ii) the number of Performance Stock Units equal to $8,625,000 divided by the 90-day VWAP (collectively, the “Stock Units”). Each Stock Unit is a notional amount that represents the right to receive one (1) Share of Class A Common Stock of the Company, subject to the terms and conditions of the Omnibus Plan and this Agreement, if and when the Stock Unit vests.

2.Vesting.

(a)Restricted Stock Units. The Restricted Stock Units shall vest as follows: (i) twenty-five percent (25%) of the Restricted Stock Units will vest on the first (1st) anniversary of the Grant Date and (ii) the remainder of the Restricted Stock Units will vest in six-and-one-quarter percent (6.25%) installments over the three (3) years following the first (1st) anniversary of the Grant Date, on each three (3) month anniversary thereafter, in each case, subject to the Participant’s continued service with the Company as (1) the Chief Executive Officer of the Company or (2) Executive Chairman and Chief Product Officer of the Company (such roles satisfying either of clauses (1) or (2), “Service”), from the Grant Date through each such anniversary of the Grant Date.

(b)Performance Stock Units. Up to twenty-five percent (25%) of the Performance Stock Units will be eligible to vest with respect to each Performance Period, subject to (i) the achievement of annual Company goals which are determined by the Compensation Committee (the “Performance Goals”) with respect to such Performance Period and (ii) the Participant’s continued Service through the last day of the applicable Performance Period. For purposes of this award, the “Performance Periods” are as follows: (A) the first Performance Period begins on the Grant Date and continues until December 31 of such calendar year; (B) the second (2nd), third (3rd) and fourth (4th) Performance Periods will begin on January 1 of each successive calendar

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year and will continue until December 31 of each such calendar year. No later than forty-five (45) days following the end of each Performance Period, the Compensation Committee shall determine, approve and certify to what extent the Performance Goals have been achieved for such Performance Period. Any Performance Stock Units that fail to vest at the end of the Performance Period shall be forfeited and cancelled automatically.

3.Rights as a Stockholder.

(a)Unless and until a Stock Unit has vested and the Share underlying it has been distributed to the Participant, the Participant will not be entitled to vote in respect of that Stock Unit or that Share. Notwithstanding anything herein to the contrary, no Stock Unit shall vest prior to the date on which a registration statement on Form S-8 with respect to the Shares has been filed.

(b)If the Company declares a cash dividend on its Shares, then, on the payment date of the dividend, the Participant will be credited with dividend equivalents equal to the amount of cash dividend per Share multiplied by the number of Stock Units credited to the Participant through the record date. The dollar amount credited to the Participant under the preceding sentence will be credited to an account established for the Participant (the “Account”) for bookkeeping purposes only on the books of the Company. The balance in the Account will be subject to the same terms regarding vesting and forfeiture as the Participant’s Stock Units awarded under this Agreement, and will be paid in cash in a single sum at the time that the Shares associated with the Participant’s Stock Units are delivered (or forfeited at the time that the Participant’s Stock Units are forfeited).

4.Termination of Service; Breach of Restrictive Covenants. In the event that the Participant’s Service terminates for any reason or the Participant breaches any written restrictive covenant agreement with the Company or a Subsidiary or Affiliate thereof (whether prior to or after the termination of the Participant’s Service), any Stock Units that are not then vested shall terminate and be cancelled immediately upon such termination of Service.

5.Change in Control.

(a)Restricted Stock Units. Upon a Change in Control, Restricted Stock Units shall be treated in accordance with the Executive Severance and Change in Control Plan, dated December 16, 2020 (the “Executive Severance Plan”) (as amended, supplemented or replaced from time to time).

(b)Performance Stock Units. If a Change in Control occurs during a Performance Period, (i) the Compensation Committee will determine to what extent the Performance Goals have been achieved with respect to the applicable Performance Period as of the date of such Change in Control and (ii) the number of Performance Stock Units for which the Performance Goals were achieved will be pro-rated based on the number of days in such Performance Period prior to the date of the Change in Control. Such Performance Stock Units will cease to be subject to any further performance conditions following the Change in Control and will vest at the end of such Performance Period subject to the Participant’s continued Service through the last day of such Performance Period; provided, that such Performance Stock Units will vest in full on a CIC Qualifying Termination (as defined in the Executive Severance Plan). Any Performance Stock Units for which the Performance Goals were not achieved as of the date of the Change in Control or that relate to Performance Periods following the date of the Change in Control will be forfeited.

6.Timing and Form of Payment. Once a Stock Unit vests, the Participant will be entitled to receive a Share in its place. Delivery of the Share will be made as soon as administratively feasible following the vesting of the associated Stock Unit and in no event later than March 15 of the calendar year following the calendar year in which the Stock Unit vests. Shares will be credited to an account established for the benefit of the Participant with the Company’s administrative agent. The Participant will have full legal and beneficial ownership of the Shares at that time.

7.Tax Withholding. The Company or any Affiliate thereof shall, in accordance with Section 16 of the Omnibus Plan, have the power to withhold, or require the Participant to remit to the Company or such Affiliate thereof, cash or Shares that are distributable to the Participant with respect to the Stock Units in an amount sufficient to satisfy the federal, state and local withholding tax requirements, both domestic and foreign, relating to such transaction, and the Company or such Affiliate thereof may defer payment of cash or issuance of Shares until such requirements are satisfied; provided, however, that such amount may not exceed the maximum statutory withholding rate. The Participant shall be entitled to satisfy the amount of any such required tax withholding by having the Company withhold from the Shares otherwise distributable to the Participant upon vesting of the Stock Units a number of Shares having a Fair Market Value equal to the amount of such required tax withholdings.

8.Nontransferability of Stock Units. The Stock Units granted hereunder may not be sold, transferred, pledged, assigned, encumbered or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or, on such terms and conditions as the Administrator shall establish, to a permitted transferee.

9.Beneficiary Designation. The Participant may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) by whom any right under the Omnibus Plan and this Agreement is to be exercised in case of his or her death. Each designation will revoke all prior designations by the Participant, shall be in a form reasonably prescribed by the Administrator, and will be effective only when filed by the Participant in writing with the Administrator during his or her lifetime.

10.Adjustments. Notwithstanding any provision in the Omnibus Plan, including Section 5 of the Omnibus Plan, to the contrary, in the event that any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Agreement, will adjust the number and class of shares subject to the Award.

11.Requirements of Law. The issuance of Shares following vesting of the Stock Units shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. No Shares shall be issued upon vesting of any portion of the Stock Units granted hereunder if such issuance would result in a violation of applicable law, including the United States (“U.S.”) federal securities laws and any applicable state or foreign securities laws.

12.No Guarantee of Continued Service. Nothing in the Omnibus Plan or in this Agreement shall interfere with or limit in any way the right of the Company or an Affiliate thereof to terminate the Participant’s Service at any time or confer upon the Participant any right to continued Service.

13.No Rights as a Stockholder. Except as provided in Section 3 above or as otherwise required by law, the Participant shall not have any rights as a stockholder with respect to any Shares covered by the Stock Units granted hereunder prior to the date on which he is recorded as the holder of those Shares on the records of the Company.

14.Interpretation; Construction. Any determination or interpretation by the Administrator under or pursuant to this Agreement shall be final and conclusive on all persons affected hereby. Except as otherwise expressly provided in the Omnibus Plan, in the event of a conflict between any term of this Agreement and the terms of the Omnibus Plan, the terms of the Omnibus Plan shall control.

15.Acknowledgement of Omnibus Plan Terms. The Participant acknowledges that he has been provided a copy of the Omnibus Plan, has had the opportunity to review such Omnibus Plan and agrees to be bound by all the terms and provisions of the Omnibus Plan.

16.Miscellaneous.

(a)Notices. All notices, requests, demands, letters, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, mailed, certified or registered mail with postage prepaid, sent by next-day or overnight mail or delivery, or sent by fax or email, as follows:

(i)If to the Company:
Skillz Inc.
P.O. Box 445
San Francisco, CA 94104 Attention: Legal@Skillz.com

(ii)If to the Participant, to the Participant’s last known home address, or to such other person or address as any party shall specify by notice in writing to the Company.

All such notices, requests, demands, letters, waivers and other communications shall be deemed to have been received (w) if by personal delivery, on the day after such delivery, (x) if by certified or registered mail, on the fifth (5th) business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, or (z) if by fax or email, on the day delivered, provided that such delivery is confirmed.

(b)Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(c)No Guarantee of Future Awards. This Agreement does not guarantee the Participant the right to or expectation of future Awards under the Omnibus Plan or any future plan adopted by the Company.

(d)Waiver. Either party hereto may by written notice to the other (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement,
(ii) waive compliance with any of the conditions or covenants of the other contained in this Agreement and (iii) waive or modify performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of either party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.

(e)Entire Agreement; Amendment. This Agreement, together with the Omnibus Plan, constitutes the entire obligation of the parties with respect to the subject matter of this Agreement and supersedes any prior written or oral expressions of intent or understanding with respect to such subject matter (provided, that this Agreement shall not supersede any written agreement between the Company and the Participant, including, but not limited to, any written restrictive covenant agreements). This Agreement may be amended as provided in the Omnibus Plan.

(f)Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

(g)Code Section 409A Compliance. The Stock Units are intended to be exempt from or comply with the requirements of Code Section 409A and this Agreement shall be interpreted accordingly. Notwithstanding any provision of this Agreement, to the extent that the Administrator determines that any portion of the Stock Units granted under this Agreement is subject to Code Section 409A and fails to comply with the requirements of Code Section 409A, notwithstanding anything to the contrary contained in the Omnibus Plan or in this Agreement, the Administrator reserves the right to amend, restructure, terminate or replace such portion of the Stock Units in order to cause such portion of the Stock Units to either not be subject to Code Section 409A or to comply with the applicable provisions of such section. For purposes of Code Section 409A, each payment made under this Agreement will be treated as a separate payment.

(h)Applicable Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, regardless of the law that might be applied under principles of conflict of laws. The Company and the Participant hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Court of Chancery of the State of Delaware (the “Delaware Court”), and not in any other state or federal court in the U.S. or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) waive any objection to the laying of venue of any such action or Proceeding in the Delaware Court and (iv) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum.

(i)Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(j)Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

(k)Erroneously Awarded Compensation. Notwithstanding any provision in the Omnibus Plan or in this Agreement to the contrary, this Award shall be subject to any compensation recovery and/or recoupment policy that may be adopted and amended from time to time by the Company to comply with applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or to comport with good corporate governance practices.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Participant have duly executed this Agreement as of the date first above written.

SKILLZ INC.

By:	/s/ Charlotte Edelman
Name:	Charlotte Edelman
Title:	General Counsel and Secretary

PARTICIPANT

By:	/s/ Andrew Paradise
Name:	Andrew Paradise
Title:	Chief Executive Officer

[Signature Page to CEO Equity Award]